Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

Medical Technology Systems, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Margarerit C. Drgos, Media Relations
Fax: 727-540-0547	Phone: 212-564-4700
ir@mtsp.com	Fax: 212-244-3075
plrmail@plrinvest.com

MEDICAL TECHNOLOGY SYSTEMS’

THIRD QUARTER REVENUE UP 25% TO $9.6 MILLION

Operating Profit up 51% — EPS up 67%

CLEARWATER, FLORIDA – February 5, 2004 — Medical Technology Systems, Inc. (AMEX:MPP) today announced results for the third quarter and nine months ended December 31, 2003.

Revenue for the third quarter increased 25% to $9.6 million from $7.7 million in the same period the prior year. Net income available to common shareholders rose 84% to $679,000 or $.10 per diluted common share, compared with $370,000 or $.06 per diluted common share in the same period the prior year. Revenue included the sale of three OnDemand® systems.

Gross margin for the third quarter of this year was 40.6% up slightly from 40.3% in the same period the prior year.

SG&A, as a percentage of revenue, declined to 20.8% for the third quarter of the current fiscal year, compared with 23.4% in the third quarter of the previous fiscal year. SG&A expenses for the third quarter increased 11% to $2.0 million from $1.8 million in the same period the prior year. Higher operating costs in the UK, OnDemand support costs and marketing expenses were the principal reasons for the increase.

Operating profit rose 51% to $1,593,000 in the third quarter of this fiscal year compared with $1,056,000 in the same period the prior year, primarily reflecting the incremental margin realized from increased sales of disposable products and the sale of three OnDemand systems.

We believe the impressive third quarter results continues to validate our plan for fiscal 2004,” says Todd E. Siegel, Chief Executive Officer. “Earlier this fiscal year, we announced our expectation that our earnings growth would be significantly weighted towards the third and fourth quarters. Our results this quarter appear to confirm that assessment. The installation and acceptance of three OnDemand systems coupled with very strong order patterns for our disposables contributed to a 67% increase in our earnings per share over the trailing second quarter of this year, as well as over the third quarter of the prior year.”

Revenue for the nine months ended December 31, 2003 increased 15% to $24.6 million from $21.4 million in the same period the prior year. Net income available to common shareholders rose 94% to $1,342,000 or $.20 per diluted common share, compared with $690,000 or $.12 per diluted common share in the same period the prior year. The prior year results include a one-time non-cash constructive dividend of $347,000.

Gross margin for the nine-month period ended December 31, 2003 was 39.4% compared with 38.8% for the same period the prior year. The increase results primarily from higher sales of disposable products, which absorbed more factory overhead costs. This was partially offset by increased factory overhead costs related to OnDemand production.

SG&A expenses represented 21.5% of revenue for the nine-month period ended December 31, 2003 compared with 22.4% in the same period the previous year. SG&A expenses for the nine-month period ended December 31, 2003 increased 10% to $5.3 million compared with $4.8 million in the same period the prior year due primarily to increased marketing costs, UK operating costs and OnDemand machine support costs.

Operating profit rose 25% to $3.5 million for the nine-month period ended December 31, 2003 compared with $2.8 million in the same period the prior year reflecting incremental margin realized from increased sales of disposable products and the sale of three OnDemand systems.

Siegel concluded, “The interest level in the OnDemand system is extremely encouraging, and we expect that the three new orders now in the pipeline will allow us to reach or exceed our previously announced goal of six to eight OnDemand systems this year. In addition, we have been pleased with the steady growth in our disposable punch card sales both here in the U.S. and in the U.K. Our profitability is enhanced significantly as the volume of disposables reaches the levels experienced this quarter and we closely monitor our costs.”

Notice of Conference Call

Management of the Company will host a conference call February 5, 2004 at 11:00 a.m. To access the conference call, please call 888-335-6674. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mtsp.com.

Medical Technology Systems, Inc. (www.mtsp.com) is a vertical manufacturer of compliance packaging systems whose core market is institutional pharmacies serving long-term care and correctional facilities. MTS designs and manufactures proprietary equipment, as well as producing all the consumables these machines require, to serve domestic and international markets.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or any expected increases in sales are forward-looking statements, as is any statement regarding expected positive effects of OnDemand™ sales on our profitability in fiscal year 2004.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. Statements in the Press Release describe factors, among others, that could contribute to or cause such differences. Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

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MEDICAL TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIESCONDENSED
CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands; Except Earnings Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December		December

	2003	2002	2003	2002

Revenue:
Net Sales	$9,582	$7,694	$24,613	$21,447
Costs and Expenses:
Cost of Sales	5,684	4,573	14,905	13,112
Selling, General and Administrative	2,023	1,822	5,301	4,834
Depreciation and Amortization	282	243	867	679

Total Costs and Expenses	7,989	6,638	21,073	18,625

Operating Profit	1,593	1,056	3,540	2,822
Other Expenses
Interest Expense	221	219	630	668
Amortization of:
Financing Costs	128	89	299	178
Original Issue Discount	62	62	186	127

Total Other Expenses	411	370	1,115	973
Income Before Income Taxes	1,182	686	2,425	1,849
Income Tax Expense	448	261	918	699

Net Income	734	425	1,507	1,150
Non-Cash Constructive Dividend Related to
Beneficial Conversion Feature of Convertible
Preferred Stock	0	0	0	347
Convertible Preferred Stock Dividends	55	55	165	113

Net Income Available to Common Stockholders	$679	$370	$1,342	$690

Net Income Per Basic Common Share	$0.13	$0.07	$0.27	$0.15

Net Income Per Diluted Common Share	$0.10	$0.06	$0.20	$0.12

Weighted Average Shares - Basic	5,045	4,936	5,005	4,744

Weighted Average Shares Outstanding - Diluted	6,937	6,054	6,796	5,694

MEDICAL TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIESCONDENSED
CONSOLIDATED BALANCE SHEETS

(In Thousands)

ASSETS

	December 31,	March 31,
	2003	2003

	(Unaudited)

Current Assets:
Cash	$245	$395
Accounts Receivable, Net	5,180	4,756
Inventories	3,630	3,080
Prepaids and Other	404	76
Deferred Tax Benefits	1,291	1,124

Total Current Assets	10,750	9,431
Property and Equipment, Net	3,939	3,023
Other Assets, Net	3,562	2,774
Deferred Tax Benefits	1,169	2,155

Total Assets	$19,420	$17,383

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current Maturities of Long-Term Debt	$567	$1,461
Accounts Payable and Accrued Liabilities	2,613	3,506

Total Current Liabilities	3,180	4,967
Long-Term Debt, Less Current Maturities	9,323	7,023

Total Liabilities	12,503	11,990

Stockholders' Equity:
Common Stock	45	44
Preferred Stock	1	1
Capital In Excess of Par Value	11,897	11,881
Accumulated Deficit	(4,698)	(6,205)
Treasury Stock	(328)	(328)

Total Stockholders' Equity	6,917	5,393

Total Liabilities and Stockholders' Equity	$19,420	$17,383

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